EXHIBIT 99.1

Photo Release -- 3D Systems Acquires The Sugar Lab

Technology Brings Edible 3D Printing to Professionals and Consumers Alike

ROCK HILL, S.C., Sept. 10, 2013 (GLOBE NEWSWIRE) -- 3D Systems (NYSE:DDD) announced today that it has acquired The Sugar Lab, a start-up micro-design firm based in Los Angeles, California, dedicated to 3D printing customized, multi-dimensional, edible confections in real sugar. The terms of the transaction were not disclosed. The Sugar Lab adopted 3D Systems' Color Jet Printing (CJP) technology to print on a sugar bed using different flavored edible binders that meet all food safety requirements. 3D Systems plans to immediately integrate The Sugar Lab 3D printing technique into its professional and consumer content-to-print platforms with a variety of production-quality applications as well as the ability to 3D print indulgences at home.

A photo accompanying this release is available at http://www.globenewswire.com/newsroom/prs/?pkgid=20862

"The overlap of technology, food and art is so rich, and the potential for customization and innovation is limitless," said Liz von Hasseln, cofounder of the Sugar Lab.  Existing commercial applications for printable sugar include complex sculptural cakes for weddings and special events that are made possible only with 3D printing, and customizable confections for bake shops and restaurants. Continued von Hasseln, "We see our technology quickly evolving into a variety of flavors and foods, powered by real food printers for professionals and consumers alike and we could not think of a more qualified partner than 3D Systems to help make that a reality."

"I believe there is a social covenant for indulgence that begins with desserts and The Sugar Lab will accelerate our ability to bring edible 3D printables to the masses while empowering chefs, restaurateurs and confectioners with never before explored digital creation tools for food," said Avi Reichental, President and CEO of 3D Systems. "We are absolutely thrilled to partner with two kindred spirits; Liz and Kyle von Hasseln to quickly re-purpose our core 3D Systems print technology and jointly create delicious, custom confections."

Explore the almost unlimited possibilities of 3D printed edibles at 3DSystems.com.

About 3D Systems Corporation

3D Systems is a leading provider of 3D content-to-print solutions including 3D printers, print materials and on-demand custom parts services for professionals and consumers alike. The company also provides CAD, reverse engineering and inspection software tools and consumer 3D printers, apps and services. Its expertly integrated solutions replace and complement traditional methods and reduce the time and cost of designing new products by printing real parts directly from digital input. These solutions are used to rapidly design, create, communicate, prototype or produce real parts, empowering customers to manufacture the future.

More information on the company is available at www.3DSystems.com.

About The Sugar Lab

The Sugar Lab was founded by Kyle and Liz von Hasseln, a husband and wife architectural design team in Los Angeles. They wanted to make a friend a birthday cake but didn't have an oven so they decided to try to 3D print a cake instead. After a period of trial and error that lasted well beyond her actual birthday they successfully printed a tiny cupcake topper that spelled her name in cursive sugar. She loved it and they thought others would as well so they officially started The Sugar Lab in their studio in Silver Lake.

For more information, go to www.the-sugar-lab.com

CONTACT: Investor Contact:
         Stacey Witten
         Email: Stacey.Witten@3dsystems.com

         Media Contact:
         Alyssa Reichental
         Email: Press@3dsystems.com